Exhibit 7.1
MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH
U.S. GAAP

	Year ended December 31,
	2004	2005	2006	2007	2008
	(thousands constant December 31, 2007 pesos for 2004, 2005, 2006 and 2007 and thousands of
	nominal pesos for 2008, except ratio data)
Income (Loss) Before Income Tax	1,350,495	213,655	72,509	299,631	(470,361)
Determination of the Ratio
Fixed charges:
Interest expense (1)	46,439	110,889	94,093	233,628	368,400
Interest capitalized during period	(530)	(804)	71,815	3,942	(50,709)
Rental expense	15,473	15,717	21,450	18,186	21,011
Amortization of Debt issuance costs	(1,480,065)	(14,708)	(137,603)	5,966	—

Early extinguishment of debt
Total fixed charges:	(1,418,683)	111,094	49,755	261,722	338,702

Earnings:
Income (loss) from continuing operations	1,350,495	213,655	72,509	299,631	(470,361)
Fixed charges	(1,418,683)	111,094	49,755	261,722	338,702
Amortization of capitalized interests	(1,080)	(1,920)	28,852	16,032	23,772
Less: interest capitalized during period	530	804	(71,815)	(3,942)	50,709

Total earnings:	(68,738)	323,633	79,301	573,443	(57,178)

Ratio of Earnings to Fixed Charges	0.05	2.91	1.59	2.19	(0.17)

Insufficiency	1,349,945	(212,539)	(29,546)	(311,721)	395,880

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH MFRS

	Year ended December 31,
	2004	2005	2006	2007	2008
	(thousands constant December 31, 2007 pesos for 2004, 2005, 2006 and 2007
	and thousands of nominal pesos for 2008, except ratio data)
Income (Loss) Before Income Tax	(112,644)	(48,187)	30,783	133,178	(671,457)
Determination of the Ratio
Fixed charges:
Interest expense (1)	45,598	109,678	144,038	232,912	255,662
Interest capitalized during period	311	407	21,870	4,658	62,029
Rental expense	15,473	15,717	21,450	18,186	21,011
Amortization of Debt issuance costs	35,190	37,780	41,732	5,966	—

Early extinguishment of debt
Total fixed charges:	96,572	163,582	229,090	61,722	338,702

Earnings:
Income (loss) from continuing operations	(112,644)	(48,187)	30,783	133,178	(671,457)
Fixed charges	96,572	163,582	229,090	261,722	338,702
Amortization of capitalized interests	844	881	1,716	4,136	11,654
Less: interest capitalized during period	(311)	(407)	(21,870)	(4,658)	(62,029)

Total earnings:	(15,542)	115,878	239,719	394,378	(383,130)

Ratio of Earnings to Fixed Charges	(0.16)	0.71	1.05	1.51	(1.13)

Insufficiency	112,114	47,704	(10,629)	(132,656)	(721,833)